Exhibit 99.1

Oasis Petroleum Inc. Announces the Acquisition of Approximately 55,000 Net Acres in the Williston Basin and Provides Financial, Operational and Guidance Updates

Houston, Texas — October 18, 2016 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) announced:

•	Select operational results, preliminary financial results for the third quarter of 2016, and an update to full year 2016 guidance

•	The acquisition of approximately 55,000 net acres in the heart of the Williston Basin

•	The redetermination of its borrowing base, which remained unchanged at $1,150 million, and liquidity outlook

•	Update on hedging activity

•	Conference call to discuss this press release as well as upcoming conference appearances

Third Quarter 2016 Highlights and Update to Full Year 2016 Guidance

•	Average daily production of 48,509 barrels of oil equivalent per day (“Boepd”) in the third quarter of 2016 (81% oil) and increased full-year 2016 stand-alone Company guidance of 49,300 to 50,000 Boepd.

•	Completed and placed on production 17 gross (7.1 net) operated wells during the third quarter of 2016. As of September 30, 2016, the Company had 80 gross operated wells awaiting completion.

•	Completed $300 million public offering of senior unsecured convertible notes due 2023 and $367 million tender of existing senior notes, reducing annualized cash interest by approximately $17 million.

•	Estimated capital expenditures (“CapEx”) were between $76 million and $81 million for the third quarter of 2016.

“We now have production data results from numerous Bakken and Three Forks wells across multiple DSUs in Wild Basin, including the White unit wells and additional wells completed in 2016,” said Thomas B. Nusz, Oasis’ Chairman and Chief Executive Officer. “Production from these wells has exceeded our current type curve for Wild Basin of approximately 1,200 MBoe for Bakken and approximately 1,000 MBoe for Three Forks. Therefore, we are increasing our Wild Basin type curves to approximately 1,550 MBoe for Bakken and to approximately 1,200 MBoe for Three Forks. This type curve is based on our four million pound sand slickwater completion technique. The team continues to test the latest completion technologies. Our confidence is growing that increasing proppant loading and stage counts will continue to improve well performance, as we are seeing production uplift in our own tests as well as tests done by other operators in similar operating areas.”

Mr. Nusz added, “We have reduced our current well costs down to $5.2 million from $5.9 million on our four million pound sand slickwater well completion technique. The team has done an incredible job improving upon our efficiency gains, and we believe our team has the ability to drive costs even lower. Lastly, I am pleased to report that our gas processing plant in Wild Basin is now online and operating as planned. This has allowed us to flow wells in Wild Basin into our infrastructure over the last couple weeks, and we expect October 2016 production to average over 50,000 Boepd.”

Oasis is providing select preliminary unaudited financial results for the third quarter of 2016 and updates to its full year 2016 guidance. Management has prepared, and is responsible for, the preliminary financial data presented below, which is based on the most current information available. The Company’s normal financial reporting processes with respect to the preliminary financial data have not been fully completed, and PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. As a result, the Company’s actual financial results could be different from this preliminary financial data, and any differences could be material. The following table provides the Company’s preliminary estimates for oil prices and differentials and natural gas prices for the third quarter of 2016:

3Q16
NYMEX West Texas Intermediate Crude oil index price (“WTI”) (per Bbl)	$44.94
Average sales prices:
Oil, without derivative settlements (per Bbl)	$40.50 - $40.60
Natural gas (per Mcf) (1)	$1.80 - $1.90

1)	Natural gas price includes the value for natural gas and natural gas liquids.

During the third quarter of 2016, Oasis produced 48,509 Boepd, of which 81.3% was oil. Oasis had net cash settlement receipts from derivative instruments of $11.8 million in the third quarter of 2016, including receipts from contract settlements in June 2016, July 2016 and August 2016. The Company’s derivative instruments do not qualify for and were not designated as hedging instruments for accounting purposes.

The following table provides Oasis’ preliminary expense estimates for the third quarter of 2016:

Metric	3Q16
Lease operating expenses (“LOE”) ($ per Boe)	$7.95 - $8.05
Marketing, transportation and gathering expenses (“MT&G”) ($ per Boe) (1)	$1.55 - $1.65
General and administrative expenses (“G&A”) ($MM)	$22.7 - $22.9
Production taxes (% of oil and gas revenue)	9.2% - 9.3%

1)	Excludes non-cash valuation charges on pipeline imbalances and bulk oil purchase.

The following table provides Oasis’ updated production and expense guidance for Full Year 2016 as compared to previously announced guidance:

	Updated Full Year Guidance		Prior Full Year Guidance
Metric	Low	High	Low	High
Production (boepd)	49,300	50,000	48,500	49,500
Oil (bopd)	82.0%	83.0%
LOE ($ per Boe)	$7.00	$7.50	$6.75	$7.50
MT&G ($ per Boe) (1)	$1.55	$1.65	$1.70	$1.90
G&A ($MM)	$88.0	$92.0	$88.0	$92.0
CapEx ($MM) (2)	$400MM Budget		$400MM Budget
Production taxes (% of oil and gas revenue)	~9.2%		~9.0%

1)	Excludes non-cash valuation charges on pipeline imbalances and bulk oil purchase.
2)	Excludes the Williston Basin acquisition.

Williston Basin Acquisition Summary

On October 17, 2016, Oasis signed a purchase and sale agreement to acquire approximately 55,000 net acres and an estimated 226 gross operated drilling locations in the Williston Basin for approximately $785 million. We have internally estimated that as of December 1, 2016, the properties to be acquired will have an estimated 50.2 MMBoe of proved reserves, 63% of which are considered proved developed producing and 77% of which are oil. The properties to be acquired are expected to produce 12,400 Boe/d in the three months ending December 31, 2016. Oasis expects to operate approximately 75% of the properties based on proved reserves.

“This acquisition is a great opportunity to add acreage and inventory that is a natural fit with our existing core and extended core positions and will increase our gross operated drilling locations in our core acreage by approximately 25%,” said Mr. Nusz. “With our continued capital efficiency and best-in-class operations in the Williston Basin, we are well positioned to take full advantage of this complementary asset that we believe will generate substantial shareholder accretion based on our currently anticipated acquisition financing.”

The following table provides detail on key operational highlights for Oasis and the acquisition.

	Oasis Stand-Alone	Acquisition	Pro Forma Combined
Net acreage (1)	484,745	55,000	539,745
Production (Boepd) (2)	48,509	12,400	60,909
Gross Core Op Inventory Estimate (3)	554	130	684
Net Core Op Inventory Estimate (3)	333	68	401
Total Net Core Inventory Estimate (3)	333	92	425

1)	Oasis Stand-Alone acreage is as of December 31, 2015.
2)	Oasis Stand-Alone production is based on third quarter 2016 and Acquisition production is based on projected fourth quarter 2016.
3)	Oasis Stand-Alone inventory is based on year-end 2015 counts, adjusted for wells expected to be completed in 2016. Acquisition inventory is based on similar methodology that Oasis used at year-end 2015 on its own inventory.

The effective date for the acquisition is October 1, 2016 and the transaction is expected to close on December 1, 2016. The transaction is subject to customary closing conditions. The Purchase Agreement contains various purchase price adjustments to be calculated as of the closing date.

Liquidity and Long Term Debt

As of September 30, 2016, Oasis had total cash and cash equivalents of $13.8 million. In addition, Oasis had $195.0 million of borrowings and $12.3 million of outstanding letters of credit issued under its revolving credit facility, resulting in an unused borrowing base capacity of $942.7 million as of September 30, 2016.

On October 14, 2016, the Company entered into an amendment to its Second Amended and Restated Credit Agreement with its bank syndicate in connection with the scheduled redetermination of the Company’s borrowing base. Following the redetermination, the borrowing base and elected commitments were reaffirmed at $1,150 million. The next redetermination of the Company’s borrowing base is scheduled for April 1, 2017.

On September 28, 2016, the Company completed its tender offers to repurchase certain outstanding senior unsecured notes and on September 29, 2016, the underwriters of the Company’s senior convertible notes due 2023 exercised the full over-allotment of $25 million, taking total gross proceeds for the senior convertible notes to $300 million. The Company’s long-term debt consists of the following:

($ in millions)	September 30, 2016	December 31, 2015
Senior secured revolver line of credit	$195.0	$138.0
Senior unsecured notes (1)
7.25% senior unsecured notes due 2019	$54.3	$400.0
6.5% senior unsecured notes due 2021	$395.5	$400.0
6.875% senior unsecured notes due 2022	$937.1	$1,000.0
6.875% senior unsecured notes due 2023	$366.1	$400.0
2.625% senior unsecured convertible notes due 2023	$300.0	—

Total long-term debt	$2,248.0	$2,338.0

1)	Excludes deferred financing costs for the senior unsecured notes and the debt discount for the equity component of the 2.625% senior unsecured convertible notes due 2023.

Hedging Activity

As of October 17, 2016, the Company had the following outstanding commodity derivative contracts, all of which are priced off of WTI and settle monthly:

Volume in Mbopd	3Q16	4Q16	1H17	2H17	1H18	2H18
Swap
Volume	32.0	33.0	15.0	13.0	3.0	2.0
Price	$49.13	$49.20	$48.19	$48.68	$53.97	$53.99
Collars
Volume	—	—	5.0	5.0	—	—
Floor			$44.00	$44.00
Ceiling			$53.14	$53.14
3-way
Volume	—	—	6.0	6.0	—	—
Sub Floor			$31.67	$31.67
Floor			$45.83	$45.83
Ceiling			$59.94	$59.94

Total Volume	32.0	33.0	26.0	24.0	3.0	2.0

Additionally, the Company has swaps priced off of NYMEX Natural Gas of 6,000 mmbtu/d at a weighted average price of $3.21 in 2017.

Conference Call Details:

Oasis will host a conference call to discuss the acquisition on Tuesday, October 18, 2016 at 10:00 a.m. Central Time. Slides relating to the acquisition that will be covered on the call will be made available on the Company’s website.

Investors, analysts and other interested parties are invited to listen to the conference call:

Date:	Tuesday, October 18, 2016
Time:	10:00 a.m. Central Time
Dial-in:	888-317-6003
Intl. Dial-in:	412-317-6061
Conference ID:	4011650
Website:	www.oasispetroleum.com

A recording of the conference call will be available beginning at 12:00 p.m. Central Time on the day of the call and will be available until Tuesday, October 25, 2016 by dialing:

Replay dial-in:        877-344-7529

Intl. replay:             412-317-0088

Conference ID:       10095278

The conference call will also be available for replay for approximately 30 days at www.oasispetroleum.com.

Energy Conference Participation

Additionally, Oasis plans to participate in the following energy conferences and investor events:

November 17:    BAML’s 2016 Global Energy Conference – Miami, FL

November 21:    Jefferies 2016 Energy Conference – Houston, TX

December 8:      Capital One Securities 2016 Energy Conference – New Orleans, LA

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivative instruments, capital expenditure levels, ability to consummate the transactions described in this press release and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include changes in oil and natural gas prices, the timing of planned capital expenditures, availability of acquisitions, risks relating to our ability to integrate acquired assets with ours and to realize the anticipated benefits from such acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Oasis Petroleum Inc.

Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit the Company’s website at www.oasispetroleum.com.

Contact:

Oasis Petroleum Inc.

Taylor Mason, (281) 404-9600

Manager, Corporate Finance & Investor Relations